Exhibit 10.2
LIGHTING SCIENCE GROUP CORPORATION
2100 McKinney Ave., Suite 1515
Dallas, Texas 75201
February 13, 2009
Pegasus Partners IV, L.P.
505 Park Avenue, 22nd Floor
New York, New York 10022

RE:	Promissory Note in Favor of Pegasus Partners IV, L.P.
Ladies and Gentlemen:
This letter agreement (this “Letter Agreement”) is delivered to Pegasus Partners IV, L.P., a Delaware limited partnership (“Pegasus”), in connection with the making of that certain Promissory Note, executed as of the date hereof by Lighting Science Group Corporation, a Delaware corporation (the “Company”), and payable to the order of Pegasus (the “Promissory Note”).
In connection with, and in consideration of, the agreements contained herein and in the Promissory Note, the Company and Pegasus hereby agree as follows:
1.	The Company agrees to use its best efforts to conduct a rights offering during the second fiscal quarter of 2009 (the “Offering”) for preferred or common stock of the Company, the net proceeds of which would raise approximately Thirty Million Dollars ($30 million), upon the terms in that certain Summary of Terms attached hereto as Exhibit A. The parties acknowledge and agree that the bracketed items and blanks contained in the attached Summary of Terms will be completed in good faith based upon market conditions at the time of the Offering.

2.	Subject to Paragraph 16 of the Promissory Note, the net cash proceeds of any Offering shall be applied to payment of: (i) the unpaid principal amount of the Promissory Note, together with accrued interest thereon; (ii) the unpaid principal amount of the Company’s outstanding unsecured bridge loans, together with accrued interest thereon; (iii) the anticipated cash needs of the Company during 2009, net of other available financings; and (iv) the Company’s outstanding borrowings that are guaranteed by Pegasus or an affiliate of Pegasus.
This Letter Agreement may be executed by facsimile signature and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the above correctly sets forth the parties’ agreement, please execute this Letter Agreement in the space provided below.

Very truly yours, LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Stephen Hamilton
	Name:	Stephen Hamilton
	Title:	Vice President — Finance

ACCEPTED AND AGREED THIS 13th DAY OF FEBRUARY, 2009

PEGASUS PARTNERS IV, L.P.
By:	PEGASUS INVESTORS IV, LP, its general partner

By:	PEGASUS INVESTORS IV GP, L.L.C., its general partner

By:	/s/ Richard Weinberg
	Name:	Richard Weinberg
	Title:	Vice President

Signature Page to Letter Agreement

Exhibit A
Summary of Terms

SUMMARY OF TERMS
RIGHTS OFFERING OF SERIES D PREFERRED STOCK
OF
LIGHTING SCIENCE GROUP CORPORATION (the “Company”)
FEBRUARY 13, 2009
I. SUMMARY OF TERMS OF RIGHTS TO BE OFFERED

Term of Offering:	The offering will remain open for a period of 30 days. The offering will commence upon the effectiveness of a registration statement filed pursuant to the Securities Act of 1933, as amended.

Type of Security Underlying Subscription Right:	Series D Non-Convertible Preferred Stock (the “Series D Preferred”) and attached Warrants (the “Warrants”).

Purchase Price:	Each whole subscription right will entitle the holder to purchase one share of Series D Preferred and one Warrant to purchase Common Stock for $[___] (the “Original Purchase Price”).

Eligible Participants:	Holders of record of the Company’s (i) Common Stock, (ii) 6% Convertible Preferred Stock, (iii) Series B Preferred Stock, and (iv) Warrants will receive one subscription right for every one share of Common Stock issued or issuable to such holder on the record date. In addition, each employee of the Company will be entitled to participate in the offering for an amount of up to 10% (in the aggregate) of the rights offered to the above security holders; provided, that the source of the allocation of these rights would be determined at the time of the offering. Each Eligible Participant will also have the right to subscribe for an over-allocation of up 200% of the original number of rights issued to such Eligible Participant. Eligible Participants that subscribe for any shares pursuant to such over-allocation right will receive compensation customary to that payable pursuant to a back stop arrangement.

Transfer of Subscription Right:	Except with respect to transfers by Eligible Participants to their respective affiliates, the subscription rights will not be transferable.

II. SUMMARY OF TERMS OF SERIES D PREFERRED STOCK

Dividends:	The Series D Preferred will be entitled to a cumulative annual dividend of 25%. 17% of such dividend (the “Exercise Price Accrual”) will be credited for the account of the holder and would be available at any time to the holder solely for purposes of satisfying the exercise price payable upon exercise of the Warrants issued in conjunction therewith. Notwithstanding the foregoing, in no event will the holders of Series D Preferred be entitled to an aggregate Exercise Price Accrual that is greater than 100% of the aggregate exercise price of the Warrants. In the event that all or any portion of the Warrants are exercised by a holder thereof prior to the eighth anniversary of the date of issuance (the “Redemption Date”), the cumulative annual dividend on an equal number of shares of Series D Preferred held by such holder would immediately be reduced to 8% (the “Liquidation Preference Accrual”).

Liquidation Preference:	In the event of any liquidation, dissolution, winding up or Change of Control (as defined below) of the Company (a “Liquidation Event”), holders of the Series D Preferred will be subordinated to the liquidation preferences of the holders of the Company’s 6% Convertible Preferred Stock, Series B Preferred Stock and Series C Preferred Stock but will be entitled to receive, in preference to the holders of Common Stock, an amount for each share of Series D Preferred (the “Liquidation Amount”) equal to the Original Purchase Price plus the accrued and unpaid Liquidation Preference Accrual as if such holder had held the Series D Preferred until the Redemption Date. If, after payment of the full amount of the liquidation preferences of the holders of the 6% Convertible Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the assets of the Company are insufficient to permit payment of the full Liquidation Amount to all holders of Series D Preferred, then the available assets will be distributed ratably to the holders of the Series D Preferred in proportion to the Liquidation Amount each such holder would otherwise be entitled to receive. In addition, upon the occurrence of a Liquidation Event, the accrued and unaccrued Exercise Price Accrual (reduced by any amounts applied by the holder to the payment of the exercise price in conjunction with any Warrants exercised by such holder prior to the date of the Liquidation Event) will be credited for the account of each holder of Series D Preferred as if such holder had held the Series D Preferred until the Redemption Date.

“Change of Control” means (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company (other than pursuant to a joint venture arrangement or other transaction in which the Company receives at least fifty percent (50%) of the voting equity in another entity or a general partnership); (b) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of (other than as a direct result of normal, uncoordinated trading activities in the Common Stock generally); (c) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than fifty percent (50%) of the voting equity of the Company; (e) the replacement of a majority of the Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement; or (f) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations of the Commission issued thereunder).

Redemption:	The Series D Preferred will not be callable by the Company prior to the Redemption Date. Upon the Redemption Date, the Series D Preferred will be redeemed by the Company, and the Company will pay each holder of Series D Preferred an amount equal to the Original Purchase Price plus the Liquidation Preference Accrual (reduced by any amounts applied by the holder to the payment of the exercise price in conjunction with any Warrants exercised by such holder prior to the Redemption Date). Upon any Change of Control occurring prior to the Redemption Date, the Series D Preferred will be redeemed by the Company, and the Company will pay each holder of Series D Preferred the Liquidation Amount.

Upon any such redemption, the aggregate amount of the Exercise Price Accrual (reduced by any amounts applied by the holder to the payment of the exercise price in conjunction with any Warrants exercised by such holder prior to the Redemption Date) will remain credited for the account of the holder and all unexercised Warrants held by such holder will remain outstanding.

Conversion:	The Series D Preferred will not be convertible into any other securities of the Company.

Voting Rights	Except as required by law, the holders of the Series D Preferred will not have voting rights.
III. SUMMARY OF TERMS OF WARRANTS

Exercise Price:	$6.00 per share of Common Stock.

Term:	Warrants will be exercisable at any time after the date of issuance and will have a term of 12 years.

Exercise:	Warrants will be exercisable by paying an amount equal to the Exercise Price multiplied by the number of Warrant Shares. The Exercise Price will be payable by means of a cash payment; provided, that the aggregate amount payable upon exercise of the Warrants will be reduced by: (i) the Exercise Price Accrual that is credited to the account of the holder as of the date of exercise, if any; (ii) at the holder’s option, any portion of the Liquidation Preference Accrual otherwise payable to the holder as of the date of exercise; and (iii) at the holder’s option and upon surrender of a certificate or certificates representing shares of Series D Preferred Stock, the Original Purchase Price multiplied by the number of shares of Series D Preferred Stock surrendered.

Transfer:	The Warrants will only be transferable if the corresponding shares of Series D Preferred are also transferred.